Exhibit 99.2

DEPARTMENT OF THE ARMY HEADQUARTERS, U.S. ARMY CONTRACTING COMMAND-CECOM CONTRACTING CENTER ABERDEEN PROVING GROUND, MARYLAND 21010-5401 REPLY TO ATTENTION OF

20July 2010

CCCE-CB-TE

SUBJECT: Unsuccessful Offeror Letter, Project Manager Force XXI Battle Command
Brigade and Below (PM FBCB2), Blue Force Tracking 2 (BFT-2), Solicitation No.
W15P7T-09-R-S852.

Mr. Richard Leach
Program Manager-BFT Systems
Comtech, Mobile Datacom Corporation
20430 Century Blvd
Germantown, MD 20874

Dear Mr. Leach,

Reference your proposal submitted in response to Solicitation W15P7T-09-R-S852 for the Project Manager Force XXI Battle Command Brigade and Below (PM FBCB2), Blue Force Tracking 2 (BFT-2).

Solicitation W15P7T-09-R-S852 was posted to the CECOM Contracting Center Interactive Opportunities Page (IBOP) website on 18 December 2009. Two (2) proposals were received in response to the Solicitation. Award has been made to ViaSat Inc., 6155 El Camino Real, Carlsbad, CA 92009 in the amount of $249,861,740.

The contract awarded under this Solicitation was based upon the best overall proposal determined to provide the best value to the Government in accordance with the award process set forth in the Solicitation. The Government's Final Evaluation of your proposal has resulted in the following ratings and total evaluated price. The ratings and total evaluated price of the successful Offeror, ViaSat, Inc., are also provided for your information:

	Comtech Mobile	ViaSat Inc.
TECHNICAL FACTOR	Good	Good

SYSTEM DESIGN/INTEGRATION SUBFACTOR	Good	Good
NETWORK OPERATIONS SUBFACTOR	Good	Good
SUPPORTABILITY SUBFACTOR	Acceptable	Acceptable

PERFORMANCE RISK FACTOR	Low	Low

SMALL BUSINESS PARTICIPATION PLAN FACTOR	Outstanding	Outstanding

PRICE FACTOR (Total Evaluated Price)	$500,105,974	$249,861,740

Pursuant to Federal Acquisition Regulation (FAR) 15.506, Post-award Debriefing of Offerors, you are afforded the opportunity to request a debriefing regarding the evaluation of your proposal. Should you decide to make such a request, it shall be submitted in writing to the undersigned Contracting Officer, and received by the agency, within three (3) days after the date on which you have received this notification. Therein, please specify the names and positions of the representatives of your company and team who will attend said debriefing, as well as written questions planned for this session.

The Government thanks you for your interest in the Project Manager Force XXI Battle Command Brigade and Below (PM FBCB2), Blue Force Tracking 2 (BFT-2) and looks forward to your continued participation on future acquisition programs. Should you have any other questions concerning this acquisition, kindly contact the undersigned at 410-417-0980.

Sincerely,

/s/ Shannon McBride
Shannon McBride
Contracting Officer